Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

Michael H. Owens, MD, MPH, FACPE, CPE
President & CEO, iVOW, Inc.
(760) 603-9120
After 2-10-2006, new Corporate number is:
(858) 703-2820

John A. Stiles
John A. Stiles and Associates, LLC
(314) 994-0560

iVOW, Inc. Names Gomberg CFO

- Company Also Announces New Corporate Headquarters -

CARLSBAD, CA—February 10, 2006 – iVOW, Inc. (NASDAQ: IVOW), a provider of disease management services for the treatment of chronic and morbid obesity, today announced the hiring of Mr. Richard Gomberg to serve as the Company’s new Chief Financial Officer, effective February 13, 2006. Mr. Gomberg, 42, replaces Mr. J. Bradford Hanson, who is leaving the Company to pursue personal interests on February 28, 2006.

Mr. Gomberg has more than 15 years progressive experience of serving in senior financial and accounting-related positions, including seven years in the role of Chief Financial Officer. Prior to joining iVOW, Mr. Gomberg was the Director of Corporate Services for PRACS Ltd where he was directly responsible for the transition of its San Diego operations along with its financial reporting and facilities management into its headquarters in North Dakota. Immediately preceding this assignment he was the VP and CFO of DermTech International in San Diego from April 2002 to June 2004, where his responsibilities included overall financial management and reporting, business contract negotiation and supervision of IT.  From early 1995 to early 2002, he held various management positions at EPIC Solutions, Inc., last serving as its Vice President, Chief Financial Officer.  Earlier in his career he spent time as a Senior Auditor with Deloitte and Touche in Chicago where he directed audit engagements and assisted clients in filing their SEC required reports. Mr. Gomberg received his BA in Economics from the University of Illinois, Urbana and he is a Certified Public Accountant.

“We are very pleased to add Richard to our management team,” said Dr. Michael Owens, President and CEO of iVOW. “Richard has a well rounded background that includes experience in financial systems management, mergers and acquisitions, IT and equity acquisition. His experience, work ethic and motivation are ideally suited to help iVOW continue the development of our services based business model and help take the Company to the next level.

“We would like to thank Bradford for his contributions to the Company. Among other contributions, he has done yeoman’s work on our Sound Health Solutions acquisition and integration. We wish him well in his future endeavors,” said Dr. Owens.

The Company also announced that as of Monday, February 13, 2006, its new corporate headquarters will be located at 11455 El Camino Real, Suite 140, San Diego, CA  92130-2098.  The new phone number for the Company will be 858-703-2820 and the new fax number will be 858-847-4811.

- more -

About iVOW, Inc.

Our business is focused exclusively on the disease state management of chronic and morbid obesity. We provide program management, healthcare services, operational consulting and clinical training services to employers, payors, physicians and hospitals involved in the medical and surgical treatment of the chronic a morbidly obese. We also provide specialized vitamins to patients who have undergone obesity surgery. Our corporate website is www.ivow.com; information on our nutritional supplements for post-surgical gastric bypass patients may be found on www.vistavitamins.com. iVOW is the new corporate name of Vista Medical Technologies, Inc. iVOW is traded on the NASDAQ Capital Market under the stock symbol IVOW.

Forward Looking Statements

This news release may contain forward-looking statements concerning the business and products of iVOW, Inc. Actual results may differ materially depending on a number of risk factors, including, but not limited to the following: the Company’s ability to raise additional funds to support its operations; the Company’s ability to penetrate the market for obesity surgery management services; the final decision by CMS on coverage for bariatric surgery, the Company’s ability to raise additional funds to support its business plan and the Company’s ability to successfully integrate the business and operations of Sound Health Solutions, Inc. Other risks inherent in our business are described in the Company’s Securities and Exchange Commission filings, including its Quarterly Report on Form 10-QSB for the nine-month period ended September 30, 2005. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

###